Exhibit 10.2

SALES REPRESENTATIVE AGREEMENT

          THIS SALES REPRESENTATIVE AGREEMENT (“Agreement”) is made between 11 Good Energy, Inc. (“Manufacturer”) and MAX V, LLC, an Ohio limited liability company (“Representative”) to EVIDENCE THAT:

WHEREAS Manufacturer manufactures G2 bio-diesel fuel and makes certain crude glycerin by-products (the “Products”) that can be used in the agriculture industry;

WHEREAS Representative consults with farmers on methods of obtaining peak efficiency for their farms and periodically recommends that the farmers upgrade and/or install certain products within their farm;

WHEREAS Representative and Manufacturer desire to effect a manufacturer sales representative arrangement of the Products under the terms and conditions stated in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises made herein and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Manufacturer and Representative (collectively, the “Parties”) agree as follows:

1. Appointment. Manufacturer hereby appoints the Representative, and the Representative hereby agrees to act for Manufacturer as its exclusive sales representative for the Products throughout the Territory (as those terms are hereafter defined). Manufacturer will package and Representative will schedule all shipments out of the Magnolia, Ohio plant. During the term of this Agreement, Manufacturer will not appoint any other person, firm or corporation as a distributor, agent, or sales representative for the Products within the Territory. Representative agrees that all Products sold to Representative shall be FOB, Magnolia, Ohio.

2. Territory. The term “Territory” as used in this Agreement is defined to mean “North America”.

3. Products. The term “Products” as used in this Agreement is defined to mean the following:

“Crude Glycerin”

Note: Representative holds certain Intellectual Property Rights with respect to how the Products are utilized by the dairy farmers.

4. Representative’s Duties. Representative agrees to use its best efforts in marketing the Products in the Territory. In order to develop the full sales potential of the Territory, Representative agrees that it will perform at its expense the duties described in subparagraphs 4.1 through 4.3.

          4.1. Promotion and Marketing. Representative shall engage in sales promotion activities in the Territory. The Products will at all times be identified as the Products of Manufacturer being offered for sale through Representative as an independent Sales Representative of Manufacturer.

          4.2 Representative’s Right To Handle Competitive Products. Representative shall, at all times, have the right to sell and distribute products other than those manufactured, sold or distributed by Manufacturer, even if such products compete with the Products. Notwithstanding anything contained herein to the contrary, Representative grants Manufacturer a right of first refusal to meet Representative’s firm sales orders by supplying Representative with Products manufactured by the Manufacturer. In this regard, Representative can only sell and distribute crude glycerin manufactured by other parties during the term of this Agreement where the Manufacturer is unable to deliver Products for which Representative has firm orders or where Manufacturer does not accept a purchase order.

          4.3. Representative’s Expenses. Except as hereinafter specified, Representative shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations hereunder.

          5. Manufacturer’s Duties. In order to assist the Representative in carrying out its duties under this Agreement, Manufacturer agrees that it will perform at its expense the duties described in subparagraphs 5.1 through 5.4.

          5.1 Sales and Technical Information. Manufacturer will provide Representative with sales and technical information regarding the Products, at Manufacturer’s sole expense.

          5.2 Order Information. Manufacturer will provide information to Representative on delivery, scheduling and engineering problems, sales orders, order status, and invoices and, conversely, Representative will provide reciprocal information to Manufacturer.

          5.3 Quality of Products. Manufacturer will assume all responsibility for the quality and performance of the Products and not hold Representative responsible for expenses related to the exchange or return of sub-standard or defective Products.

          5.4 Indemnification. Manufacturer will indemnify and hold Representative harmless from any liabilities or damages that Representative may suffer by reason of Manufacturer’s breach of any representations or warranties made by Manufacturer directly to customers or expressly authorized in writing by Manufacturer. Manufacturer shall use its best efforts to meet the delivery dates for Products requested by customers or potential customers in orders delivered by Representative to Manufacturer and otherwise to fulfill its commitments pursuant to orders delivered to and accepted by Manufacturer hereunder. In the event that any action, claim or suit is brought against Representative alleging that the manufacture, use, sale, or transfer of any Product covered by this Agreement or the use of any trademarks or trade names constitutes infringement of the patents or other proprietary rights of any third party, then Manufacturer shall indemnify and hold Representative harmless against any loss, cost, damage or liability, including attorneys’ fees, arising out of or related to such claim.

6. Ordering of Products. Representative will order the Products from Manufacturer as necessary. Representative will be under no obligation to order a minimum amount of the Products. However, in the event Representative is notified by the Manufacturer that it has Products that are sitting in inventory for at least 60 days that remain unsold, the Manufacturer has the right to sell the Products to third parties, notwithstanding anything contained in this Agreement to the contrary. All orders will be packaged and filled by Manufacturer to Representatives specifications. All shipping costs will be paid for by Representative from the Manufacturer’s plant. All orders will be invoiced to Representative on a monthly basis. In this regard, it is the intention of the Parties that when an order is placed by Representative, that the Representative will advise Manufacturer of the expected billable sales price by the Representative. This will enable Manufacturer to invoice Representative for the correct amount. Representative will pay Manufacturer 50% of the billable sales for all orders filled by Manufacturer. The Parties acknowledge that Representative will make every effort to sell Products at $25 per gallon initially to jumpstart Manufacturer. See also Exhibit 1.

7. Term and Renewal; Termination.

          7.1 Term and Renewal. The term of this Agreement shall be for a period six(6) months from the date hereof and shall be renewed automatically for a one (1) year renewal terms unless and until this Agreement is terminated pursuant to Sections 7.2 or 7.3.

          7.2 Termination for Default. A default shall occur if any material breach of this Agreement by a party is not cured within ten (10) days after written notice of such breach is given. Upon default by a party, the other party may terminate this Agreement by giving written notice, which such termination shall be effective on the date the notice is given.

          7.3 Termination Prior to Renewal. Either Party may terminate this Agreement prior to the start of a renewal term by giving the other Party written notice at least thirty (30) days in advance of the first day of the applicable renewal term.

          7.4 Effect of Termination. Except as provided in Section 5.4, upon termination of this Agreement in accordance with its terms, neither party shall be liable to the other for any damages or indemnity whatsoever sustained or arising out of, or alleged to have arisen out of, such termination, whether on account of the loss by a party of present or prospective profits or otherwise, but such termination shall not affect the right of

Representative to receive or recover: (a) damages sustained by reason of the breach or this Agreement by the Manufacturer, or (b) any commissions or other payments which may then be owing to Representative under the terms of this Agreement or any invoice or other instrument.

8. Miscellaneous.

          8.1 Independent Contractor. Representative is an independent contractor and not an agent or employee of Manufacturer, and will not hold itself out as, or give any person reason to believe that it is, an agent or employee of Manufacturer. As an independent contractor, Representative shall not acknowledge or accept orders on behalf of Manufacturer or make any representations or warranties of any kind on behalf of Manufacturer.

          8.2 Enforcement of Terms. Failure by either Party to this Agreement at any time or from time to time to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of such party’s right to thereafter enforce each and every provision hereof.

          8.3 Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Ohio of as such laws are applied to contracts between residents to be performed entirely within said state.

          8.4 Entire Agreement. This Agreement supersedes and cancels all prior agreements, if any, between the Parties and shall not be amended, altered or changed except by written agreement signed by both Parties.

          8.6 Further, Terms for payment and stock are outlined in Exhibit 4

          8.5 Notices. All notices and other communications hereunder shall be in writing and shall be mailed by certified mail, postage prepaid, return receipt requested, to the Parties hereto at their respective addresses specified herein, subject to the right of either Party to change its address by written notice. Notices to be sent to:

If to Manufacturer:	11 Good Energy, Inc.
4450 Belden Village Street N.W., Suite 800
Canton, OH 44718

With a copy to ;	John D. Lane
120 Stroll Rock Common

Fairfield, Ct. 06824

With a further copy to:	Morse & Morse, PLLC

Attn: Steven Morse, Esq.

1400 Old Country Road

Suite 302

Westbury, NY 11590

If to Representative:	Max V, LLC
Attn: Jeffrey Weisel, President
13981 Youth St.
North Lawrence, Ohio 44666

With a copy to:	Fauver, Keyse-Walker & Donovan
Attn: Brett D. Wieber, Esq.
5333 Meadow Lane Court
Elyria, Ohio 44035

          8.6 Order. The term “order” as used in this Agreement is defined to mean any written commitment, whether on Manufacturer’s forms or on the customer’s purchase order or other document to purchase Product(s).

          8.7 Courts. The Parties also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Courts of Ohio and the United States of America located in Cleveland, Ohio for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and waive any objection to the laying of venue of any action, suit or proceeding in such courts.

          8.8 Exhibits. All schedules and exhibits referred to herein are incorporated as part hereof, as if fully rewritten. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or constructions of any of the provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written below.

MAX V, LLC	11 Good Energy

By:	By:

Date	Date

Jeffrey Weisel, President	Its:

“Representative”	“Manufacturer”

Witness:

Date:

Witness:

Date:

EXHIBIT 1

As indicated in Section 6, payment from Representative to Manufacturer will be as follows:

1.

Representative will make every effort to sell Products at a price of $25.00 per gallon initially to jump start Manufacturer. The Manufacturer will be notified by the Representative of any substantial price adjustment.

2.	Representative will pay Manufacturer 50% of total billable invoices to Representative’s customers. Manufacturer receives credit for the 50% when the product is picked up at the Manufacturer’s plant.
3.

Manufacture will invoice Representative monthly on all orders filled at a 50% rate that is billed to Representatives customers. Representative will pay manufacturer on a monthly basis on all paid invoices.

4.

As Manufacturer increases production and has excess capacity from that which the Representative needs to supply dairy farmers, Representative will look for other markets to sell Products in. These markets are currently receiving 10 cents to 80 cents per gallon.

EXHIBIT 2

1.

Manufacturer currently owes Representative the balance of a $20,000 loan and for certain commissions at $5.00 per gallon for which Manufacturer has, prior to the date hereof, delivered crude glycerin. The total outstanding balance is approximately $18,000 as of the date of this Agreement. Of the amount owed by Manufacturer to Representative, 100% of such amount shall be used by the Representative each month to offset monies otherwise due to the Representative from the Manufacturer. In the event Manufacturer raises at least $2 million in additional financing, it shall promptly repay to the Representative all outstanding monies.